Exhibit 99.1

PRESS RELEASE

Dated: January 31, 2007

FOR IMMEDIATE DISTRIBUTION

CONTACT:     Ronald E. Baron

Senior Vice President and Chief Financial Officer
Voice: 434-292-8100 E-mail: Ron.Baron@cbtva.com

Citizens Bancorp of Virginia Reports Record Earnings for 2006

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, reported record earnings for 2006 of $3.37 million or $1.38 per share, compared to $3.10 million or $1.27 per share for 2005, an increase of $264 thousand or 8.50%. “Senior management is very pleased with the Company’s performance that leads to achieving record earnings,” Mr. Joseph D. Borgerding, President and Chief Executive Officer stated. “This is a result of the staff’s efforts at improving the Bank’s asset quality, focusing on recovery efforts from problem credits, growing non-interest income, and managing core operating expenses.” Assets at December 31, 2006 were $280.9 million, an increase of $7.8 million compared to $273.1 million at December 31, 2005. The Company’s earnings for the fourth quarter of 2006 totaled $613 thousand, a decrease of $269 thousand from the fourth quarter 2005. Higher interest expense, lower deposit account fees and higher non-interest expenses, as compared to the same quarter in 2005, impacted earnings for the fourth quarter of 2006. The current level of short-term interest rates did create some interest margin compression in the fourth quarter of 2006 as certificates of deposit renewed at higher rates. Non-interest expenses were higher due to higher facilities maintenance costs and costs associated with the new South Hill, Virginia branch that opened on November 30, 2006. The Company’s return on average assets for 2006 was 1.20%, an increase from 1.13% for 2005. The return on average stockholders’ equity for 2006 was 9.62%, an increase of 30 basis points from 9.32% for 2005.

Interest and dividend income for 2006 increased $1.6 million to $16.2 million as compared to $14.6 million for 2005. Average balances for earning assets were $255.2 million for 2006 which was $3.2 million higher than the average for 2005. Higher short-term interest rates contributed to raising the earning assets yield to 6.35% for the year or 55 basis points greater than the yield of 5.80% for 2005. The earning assets results for 2006 were due to the increase in average loan balances of $5.2 million as compared to 2005, and an increase in loan yields from 6.34% to 6.89%, or 55 basis points for the same period. Interest expense on deposit accounts and borrowed funds totaled $5.5 million, an increase of $1.3 million from $4.2 million during 2005. Average balances on deposit accounts and borrowed funds amounted to $241.6 million for 2006, which is $800 thousand greater than the average balance of $240.8 million during 2005. The cost of funds for 2006 was 2.27%, which is an increase of 51 basis points from 1.76% for 2005. The cost of funds increase in 2006 was tempered by an increase of $1.4 million in non-interest bearing deposit average balances during 2006 as compared to 2005. The net interest spread and net interest margin for 2006 was 3.68% and 4.20%, respectively, as compared to 3.74% and 4.11%, respectively for 2005.

Non-interest income for the fourth quarter of 2006 was $591 thousand or $5 thousand greater than the same period in 2005. For the year ended December 31, 2006, non-interest income was $2.31 million, as compared to $2.23 million for the same period in 2005, an increase of $75 thousand. All categories, with the exception of deposit account fees, increased in 2006 over the same period in 2005; deposit account fees declined $208 thousand in 2006 as compared to 2005 as a result of competitive market pressure to offer products that are less fee sensitive. Management continues to develop avenues where the Bank should be able to increase non-interest income during 2007; they include ATM fees, alternative investment services, and secondary market loan sales.

Non-interest expenses during the fourth quarter of 2006 were namely impacted by the opening of the Bank’s eleventh banking office at 622 East Atlantic Avenue in South Hill, Virginia, unscheduled building repairs at several banking offices, a $46 thousand write-down of a tax-credit asset and costs associated with the change-over in online banking providers. Expenses for the fourth quarter were $2.37 million in comparison to $2.03 million for the same quarter of 2005, an increase of $340 thousand or 17%. The opening of the South Hill banking office represents the third banking office the Bank has opened in new markets during the last three years. Mr. Borgerding stated, “The Company’s current strategic direction is to open branches in new markets that offer growth opportunities and enhance our existing franchise. In recent years, the Bank opened branches in Chesterfield County, Colonial Heights, and South Hill. With this growth comes a period of higher operating costs, however our expectation for these branches is that they will contribute significantly to the long-term growth and profitability of the Company.” The expenses related to the new South Hill office are expected to contribute to a higher-than-normal increase in non-interest expense for 2007.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has ten offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, as filed with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	December 31,
	2006	December 31,
Assets	(Unaudited)	2006

Cash and due from banks	$ 8,318	$ 8,645
Interest-bearing deposits in banks	653	72
Federal funds sold	4,114	513
Securities available for sale, at fair market value	51,078	47,254
Restricted securities	632	684
Loans, net of allowance for loan losses of $1,935 and $1,954	198,234	198,412
Premises and equipment, net	8,033	7,174
Accrued interest receivable	1,820	1,706
Other assets	8,033	8,616

Total assets	$ 280,915	$ 273,076

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 38,085	$ 35,308
Interest-bearing	201,258	197,968
Total deposits	$ 239,343	$ 233,276
Short term borrowings	4,368	4,536
Accrued interest payable	1,374	875
Accrued expenses and other liabilities	772	930
Total liabilities	$ 245,857	$ 239,617

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,440,750	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	34,654	32,971
Accumulated other comprehensive income (loss), net	(866)	(781)
Total stockholders' equity	$ 35,057	$ 33,459

Total liabilities and stockholders' equity	$ 280,915	$ 273,076

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Interest and Dividend Income
Loans, including fees	3,512	3,337	14,063	12,611
Investment securities	532	459	2,000	1,828
Federal Funds sold	68	40	125	159
Other	5	1	12	8
Total interest and dividend income	4,116	3,836	16,200	14,607

Interest Expense
Deposits	1,474	1,153	5,291	4,171
Short term borrowings	47	33	198	67
Total interest expense	1,522	1,186	5,489	4,237

Net interest income	2,594	2,650	10,711	10,370

Provision (recovery) for loan losses	4	24	(316)	363

Net interest income after provision
for loan losses	2,590	2,626	11,027	10,007

Non-interest Income
Service charges on deposit accounts	300	359	1,241	1,449
Net gain on sales of securities	-	-	40	-
Net gain on sales of loans	36	18	106	58
Net gain (loss) on sale of OREO	-	-	77	(2)
Income from bank owned life ins.	66	62	260	247
Other	190	147	582	479
Total non-interest income	591	586	2,306	2,231

Non-interest Expense
Salaries and employee benefits	1,285	1,174	4,865	4,583
Net occupancy expense	163	112	554	436
Equipment expense	184	205	756	810
Other	743	538	2,475	2,245
Total non-interest expense	2,375	2,029	8,650	8,075

Income before income taxes	806	1,183	4,683	4,163

Income taxes	193	302	1,316	1,060

Net income	613	881	3,367	3,103

Earnings per share, basic & diluted	0.25	0.36	1.38	1.27
Weighted average shares
outstanding	2,440,750	2,440,750	2,440,750	2,440,750

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